UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported)
                              September 14, 2000


                               F & M Bank Corp.
            (Exact Name of Registrant as Specified in Its Charter)




          Virginia                    0-13273                 54-1280811
      (State or other         (Commission File Number)     (I.R.S. Employer
      jurisdiction of                                     Identification No.)
      incorporation or
       organization)


                          _________________________
                                 P O Box 1111
                            205 South Main Street
                         Timberville, Virginia 22853
                   (Address of principal executive offices)
                       (Registrant's telephone number,
                     including area code): (540-896-8941)


                          _________________________

        (Former name or former address, if changed since last report)

Item 5.  Other Events

(a) As explained in the attached press release, F & M Bank Corp. announced on September 19, 2000 that they have entered into an agreement to purchase the First Union National Bank branches located in Edinburg and Woodstock, Virginia. The agreement is subject to approval by bank regulators  and  other  standard  conditions  for  transactions  of this nature. F & M Bank Corp. anticipate closing the transaction in February of 2001.
 .



                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    F & M Bank Corp.,
                                    REGISTRANT



                                    By: JULIAN D. FISHER
                                        Julian D. Fisher
                                        President and Chief Executive Officer



Date:  November 17, 2000

September 19, 2000


       Farmers & Merchants Bank agrees to acquire First Union Branches

Farmers & Merchants Bank has reached an agreement with First Union National Bank to acquire two of its branches in Shenandoah County.

The companies have signed an agreement in which Farmers & Merchants will purchase the loans and assume the deposits of First Union's branches in Edinburg, & Woodstock, Virginia. The transition of those accounts to Farmers & Merchants is expected to take place in the first quarter of 2001.

"These acquisitions allow Farmers & Merchants Bank to strengthen its presence in the northern Shenandoah Valley communities," said Julian Fisher, President & CEO of Farmers & Merchants Bank. "We have an excellent opportunity here to bring our customer service-oriented brand of banking to a new group of customers."

Farmers & Merchants will offer each of the employees in the acquired branches opportunities to stay with the bank. The transaction is subject to regulatory approval. Fisher said customers will be notified of the acquisition by letter.

Farmers & Merchants Bank has been serving the residents of the Shenandoah Valley since 1908, offering full service banking at all of our branch
locations.    Your deposits are re-invested here in our community by offering loans to local farmers, businesses & families. For 92 years we have been serving the needs of Rockingham County and the adjacent communities, now we have the opportunity to branch out into neighboring Shenandoah County. There are currently five branches in Rockingham County: Timberville, Rockingham
Street in Elkton, Broadway, Elkton Plaza & Bridgewater.   For additional
information, contact Julian Fisher or Neil Hayslett at (540) 896-8941.